FOR IMMEDIATE RELEASE

CONAGRA FOODS REPORTS STRONG SECOND-QUARTER AND FIRST-HALF EPS; STRATEGIC PORTFOLIO CHANGES COMPLETE, SHARE REPURCHASE PROGRAM AUTHORIZED

SECOND-QUARTER FISCAL 2004
Highlights (versus a year ago):

     o    Diluted EPS = $0.51, vs. $0.44 last year.

          >>   Current  quarter  earnings of $0.51 per diluted  share  include a
               $0.04  charge  related  to  the  discontinued  operations  of UAP
               (United Agri Products).  UAP and chicken  processing  results are now classified as discontinued operations as a result of recently completed divestitures.
          >>   Current quarter diluted EPS from continuing operations grew 18%.

     o On Nov. 23, the company sold its last two significant non-core businesses--chicken processing and United Agri Products--thereby completing a multi-year program that strategically reshaped the company to focus capital on branded, value-added foods.

     o On Dec. 4, the company announced a $1 billion share repurchase program, funded by its strong cash position.

Solid Operating Results:

     o Comparable Packaged Foods sales and operating profit increased over prior year; this excludes amounts in the year-ago period generated by operations which have since been divested.

     o    Food  Ingredients   operating  profit  increased,   reflecting  better
          performance from several businesses.

     o    During  the  quarter  the  company  began   implementing   operational
          efficiency initiatives that will span the next several quarters.

OMAHA, Neb., Dec. 22, 2003 -- Today ConAgra Foods, Inc. (NYSE: CAG), home of many of America's favorite food brands, reported diluted EPS of $0.51 for the second quarter ended Nov. 23, 2003, compared with $0.44 last fiscal year. Current quarter earnings of $0.51 per diluted share include a charge of approximately $0.04 per share related to the discontinued operations of UAP. Diluted EPS from continuing operations increased 18% for the quarter.

Sales for the company's fiscal second quarter were $3.9 billion, $578 million less than last year; operating profit was $501 million for the second quarter, $5 million less than last year. The sales and operating profit comparisons reflect the strategic divestiture of non-core businesses during the prior fiscal year. Sales and operating results for current and prior year reflect the reclassification of chicken processing and UAP as discontinued operations.

Bruce Rohde, chairman and chief executive officer commented, "Our team's accomplishments this fiscal year have been significant. As planned, we completed the strategic reshaping of the company by divesting our last two significant non-core businesses -- chicken processing and UAP. ConAgra Foods is well positioned for the future, and our focus is on creating shareholder value through improved profit margins and returns on capital with branded and value-added food products as we build America's Favorite Food Company. As part of our plan to re-deploy capital, we recently announced a $1 billion share repurchase program to complete an efficient reallocation of resources."

He continued, "Our overall EPS results in the second quarter and first half were solid and on target. Overall operating trends for the second half of 2004 are expected to show strength, driven by a strong fourth-quarter performance, due to operations improvements within our supply chain and administrative functions, and also favorably impacted by marketing initiatives we have underway."

Segment Changes

Recently the company sold United Agri Products (UAP), its U.S. and Canadian crop inputs business. This resulted in reclassifying the Agricultural Products segment as discontinued operations.

Operating Efficiency Initiatives

The company has operating efficiency initiatives underway that are intended to improve the company's cost structure, margins, and competitive position. Implementing these initiatives resulted in approximately $0.01 per diluted share charge in the current quarter, and is expected to result in $0.05- $0.10 per diluted share of charges in the second half of 2004. The company will identify those expenses as such in its future earnings releases.

                                 Packaged Foods

Packaged   Foods  sales  and   operating   profit  for  the  quarter   increased
year-over-year, excluding $154 million of sales and $15 million of operating profit from divested businesses in prior year amounts:

     o Packaged Foods sales were $3.2 billion, 2% below $3.3 billion as reported last fiscal year. Packaged Foods sales increased 3% for the quarter, excluding $154 million of sales from divested businesses in prior year amounts.

During the quarter, many major consumer brands posted sales growth including Banquet, Chef Boyardee, Egg Beaters, Hebrew National, Hunt's, Kid Cuisine, Marie Callender's, Orville Redenbacher's, PAM, Reddi-wip, Slim Jim, Snack Pack,
Wesson, and others. Overall, the company's top 30 consumer brands, which represent almost two-thirds of the Packaged Foods segment sales, grew 5% as a group. Several major brands posted double-digit sales growth, including Banquet, Chef Boyardee, Egg Beaters, PAM, Reddi-wip, Slim Jim, Snack Pack, and others, partly reflecting new marketing initiatives, new products, and favorable consumer trends.

For the overall consumer products portfolio, the new unified sales force and product bundling sales programs also contributed to sales growth for the quarter. In addition, overall foodservice sales increased for the quarter, reflecting a more favorable environment for some components of that business.

     o Packaged Foods overall operating profit was $443 million, 3% below last year as reported. Packaged Foods segment operating profits increased 2% for the quarter, excluding $15 million of operating profit in the prior year amounts from divested businesses and $7 million of expenses in the current quarter associated with implementing cost-saving initiatives.

Packaged Foods operating profit reflects growth for several major brands and product lines, partly offset by lower profits for the branded consumer meat products categories--hot dogs, turkeys, and lunch meats--caused by competitive pressure on margins.

For the first half of the year, Packaged Foods sales were $5.9 billion, compared with $6.2 billion last fiscal year, which included $306 million of sales from divested businesses. Segment operating profit was $727 million, compared with $809 million for the first half of last fiscal year; divested businesses contributed approximately $26 million of operating profit to the Packaged Foods segment in the first half of last fiscal year.

The company has undertaken specific top-line growth initiatives which include product quality and packaging improvements, new product introductions, marketing mix and marketing efficiency improvements, as well as a unified sales force and product bundling programs. As noted earlier, the company also has significant cost-saving and efficiency initiatives underway which involve procurement, manufacturing, transportation, warehousing, administrative, and other functions. The company plans for those cost-savings initiatives to favorably impact future Packaged Foods operating profit.

                                Food Ingredients

During the quarter, sales for the Food Ingredients segment were $645 million, compared with $650 million for the same quarter last year. Operating profit increased to $57 million from $47 million, reflecting better results from the Specialty Ingredients group's dehydrated garlic and onion operations as well as increased volumes and margins in the Basic Ingredients group's merchandising operations. Profits for flour milling operations were essentially flat year-over-year. Segment operating profit includes approximately $4 million of expense in the current quarter associated with implementing cost-saving initiatives.

For the first half, sales for the Food Ingredients segment were $1.2 billion, down 2% from last year. Operating profit increased to $88 million from $86 million last fiscal year.

Discontinued Operations and Equity Method Investment Earnings

The company will now report UAP operating results as discontinued operations due to the divestiture completed on Nov. 23, 2003. Reporting this business as discontinued operations has resulted in reclassifications to certain historical amounts. Those reclassifications are detailed in the question-and-answer document relating to this release on the company's Web site at www.conagrafoods.com under the section for Investors.

Earnings from discontinued operations were $0.06 per diluted share in the quarter, unchanged from last year. Current quarter earnings from discontinued operations include charges of approximately $0.04 per diluted share related to the discontinued operations of UAP. First-half earnings from discontinued operations were $0.13 per share compared with $0.12 per share last fiscal year.

Equity Method Investment Earnings for the quarter were $16 million, compared with $7 million for the same quarter last year. First-half results were $28 million, compared with $15 million for the same period last fiscal year, partly reflecting the company's interest in a beef joint venture for all of fiscal 2004 but only part of the year in fiscal 2003.

Interest, Depreciation & Capital Expenditures from Continuing Operations

During the second quarter, capital expenditures from continuing operations for property, plant and equipment were approximately $80 million compared with $85 million for the same quarter last year. Depreciation and amortization expense was approximately $88 million for the quarter versus $94 million for the same quarter last year. Dividends paid totaled $131 million. Net interest expense was $68 million compared with $70 million for the same quarter last year.

For the first half of the fiscal year, capital expenditures from continuing operations for property, plant and equipment were approximately $158 million compared with $172 million for the first half of last fiscal year. Depreciation and amortization expenses amounted to $174 million compared with $196 million last fiscal year. Dividends paid totaled $262 million. Net interest expense was $134 million compared with $153 million last fiscal year.

Portfolio Reshaping Completion & Share Repurchase Program

On Nov. 23, the company completed a multi-year portfolio reshaping program to focus on branded, value-added foods. On that day, the company sold its last two significant non-core businesses--chicken processing and UAP--and subsequently received more than $800 million of cash from those transactions.

Shortly after the close of those transactions, the company announced a $1 billion share repurchase program as part of its strong capital allocation discipline. The $1 billion share repurchase program begins on or after Dec. 22, 2003, and equates to approximately 40 million shares at recent market prices, which represents close to 7% of the company's existing common stock.

Outlook

Bruce Rohde continued, "We are confident that our efficiency-enhancing and top-line growth initiatives will result in a solid operating performance in the second half of fiscal 2004, driven by a strong fourth- quarter performance. I look forward to reporting on our progress as we pursue our goal of becoming America's Favorite Food Company in a way that expands operating profit margins, strengthens returns on invested capital, and posts profitable sales growth."

Regarding the second half of fiscal 2004:

     o Based on past experience, the company generally expects its fourth quarter to be a more significant contributor than the third quarter to the company's yearly earnings. In addition, the company expects the fourth quarter to show a higher year-over-year EPS growth rate than the third quarter, reflecting the fact that charges were incurred in the fourth quarter of last fiscal year related to divesting the chicken processing operations.

Major Items Affecting Year-Over-Year EPS Comparability
Included in the results for the second quarter of fiscal 2004:

     o Current quarter results include charges of approximately $0.04 per diluted share related to the discontinued operations of UAP.

Items in the second quarter of fiscal 2003 that are not repeated in the second quarter of fiscal 2004:

     o Prior year results include $0.03 per diluted share of expense from divesting the fresh beef and pork business.

ConAgra Foods, Inc. (NYSE: CAG) is one of North America's largest packaged food companies, serving consumer grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: ACT II, Armour, Banquet, Blue Bonnet, Brown 'N Serve, Butterball, Chef Boyardee, Cook's, Crunch 'n Munch, DAVID, Decker, Eckrich, Egg Beaters, Fleischmann's, Gulden's, Healthy Choice, Hebrew National, Hunt's, Kid Cuisine, Knott's Berry Farm, La Choy, Lamb Weston, Libby's, Lightlife, Louis Kemp, Lunch Makers, MaMa Rosa's, Manwich, Marie Callender's, Orville Redenbacher's, PAM, Parkay, Pemmican, Peter Pan, Reddi-wip, Rosarita, Ro*Tel, Slim Jim, Snack Pack, Swiss Miss, Van Camp's, Wesson, Wolf, and many others. For more information, please visit us at www.conagrafoods.com.

Discussion of Results

A discussion of ConAgra Foods' second-quarter results by Bruce Rohde, chairman and chief executive officer, Jim O'Donnell, executive vice president and chief financial officer, and Chris Klinefelter, vice president of investor relations, will be available today at 8:30 a.m. EST. To access the discussion, call toll-free at 1-877-447-8217. International callers should dial 1-706-679-0415. On the Internet you may access the discussion at http://www.conagrafoods.com/investors. No passcode or call identification number is needed for the call at 8:30 a.m. EST. A digital replay of the discussion will be available after 9:30 a.m. EST at 1-800-642-1687 and at 1-706-645-9291 for
international callers. The conference identification number for the digital replay for domestic and international callers is 3626705. The company has posted question-and-answer information relating to this release and an audio archive of management's discussion at http://www.conagrafoods.com/investors. See ConAgra Foods' Web site for recent news at http://www.conagrafoods.com.

Note on Forward-Looking Statements:

This news release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Future economic circumstances, industry conditions, company performance and financial results, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital, actions of governments and regulatory factors affecting the company's businesses and other risks described in the company's reports filed with the Securities and Exchange Commission are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. The company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

ConAgra Foods, Inc.

Segment Operating Results
In millions                             SECOND QUARTER - 13 Weeks Ended
                                        -------------------------------
                         November 23, 2003   November 24, 2002   Percent Change
                         -----------------   -----------------   --------------

SALES
Packaged Foods                 $3,227.8            $3,294.9         (2.0)%
Food Ingredients                  645.0               649.5         (0.7)%
Meat Processing                       -               506.4       (100.0)%
                             -----------            --------
   Total                       $3,872.8            $4,450.8        (13.0)%
                               --------            --------

OPERATING PROFIT
Packaged Foods                   $443.4              $455.9         (2.7)%
Food Ingredients                   57.1                47.1          21.2%
Meat Processing                       -                 2.8       (100.0)%
                               ---------             -------
   Total operating profit for    $500.5              $505.8         (1.0)%
   segments

Reconciliation of total operating profit to income from continuing operations before income tax

Items excluded from segment operating profit:
   General corporate expense       79.1               118.6        (33.3)%
   Interest expense, net           68.2                70.0         (2.6)%
   Equity method investment        16.3                 7.4         120.3%
       earnings                   -------            --------
Income from continuing operations
  before income tax              $369.5              $324.6          13.8%
                                 ======              ======


      Segment operating profit excludes general corporate expense, equity method investment earnings and net interest expense. Management believes such expenses are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

ConAgra Foods, Inc.

Segment Operating Results
In millions                                FIRST-HALF - 26 Weeks Ended
                                           ---------------------------
                          November 23, 2003   November 24, 2002   Percent Change
                          -----------------   -----------------   --------------

SALES
Packaged Foods                   $5,949.2            $6,183.9         (3.8)%
Food Ingredients                  1,219.2             1,240.2         (1.7)%
Meat Processing                         -             2,468.7       (100.0)%
                              -----------             -------
   Total                         $7,168.4            $9,892.8        (27.5)%
                                 --------            --------

OPERATING PROFIT
Packaged Foods                     $727.4              $809.0        (10.1)%
Food Ingredients                     87.8                85.7           2.5%
Meat Processing                         -                49.0       (100.0)%
                                  --------             -------
   Total operating profit for      $815.2              $943.7        (13.6)%
     segments

Reconciliation of total operating profit to income from continuing operations before income tax and cumulative effect of changes in accounting

Items excluded from segment operating profit:

     General corporate expense      170.9               185.0         (7.6)%
     Interest expense, net          133.9               153.0        (12.5)%
     Equity method investment        27.5                15.3          79.7%
       earnings                    -------             -------
Income from continuing operations
before income tax and cumulative   $537.9              $621.0        (13.4)%
effect of changes in accounting    ======              ======


Segment operating profit excludes general corporate expense, equity method investment earnings and net interest expense. Management believes such expenses are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

ConAgra Foods, Inc.

Consolidated Statement of Earnings
In millions, except per share amounts         SECOND QUARTER - 13 Weeks Ended
                                              -------------------------------
                                            November 23,  November 24,  Percent
                                                2003         2003       Change
                                            ------------  ------------  -------
Net sales                                     $3,872.8      $4,450.8    (13.0)%
                                              --------      --------
Costs and expenses
   Cost of goods sold                          2,964.9       3,529.4    (16.0)%
   Selling, general and administrative expenses  486.5         534.2     (8.9)%
   Interest expense, net                          68.2          70.0     (2.6)%
                                               ---------    ---------
                                               3,519.6       4,133.6    (14.9)%
Equity method investment earnings                 16.3           7.4     120.3%
                                               ---------    ----------

Income from continuing operations before
  income tax                                     369.5         324.6      13.8%
Income taxes                                     129.8         116.2      11.7%
                                                 -----         -----
Income from continuing operations                239.7         208.4      15.0%

Income from discontinued operations               30.4          27.4      10.9%
                                                  ----          ----

Net income                                      $270.1        $235.8      14.5%
                                                ======        ======

Income per share - basic
  Income from continuing operations              $0.45         $0.39      15.4%
  Income from discontinued operations             0.06          0.06         -
  Net income                                     $0.51         $0.45      13.3%
                                                 =====         =====


   Weighted average shares outstanding           530.7         528.5       0.4%
                                                 =====         =====

Income per share - diluted
  Income from continuing operations              $0.45         $0.38      18.4%
  Income from discontinued operations             0.06          0.06         -
  Net income                                     $0.51         $0.44      15.9%
                                                 =====         =====


   Weighted average shares and share
      equivalents outstanding                    531.8         530.9       0.2%
                                                 =====         =====

ConAgra Foods, Inc.

Consolidated Statement of Earnings
In millions, except per share amounts
                                             FIRST-HALF - 26 Weeks Ended
                                             ---------------------------
                                        November 23,  November 24,  Percent
                                            2003          2002      Change
                                        ------------  ------------  -------

Net sales                                 $7,168.4      $9,892.8    (27.5)%
                                          --------      --------
Costs and expenses
   Cost of goods sold                      5,565.6       8,130.3    (31.5)%
   Selling, general and administrative       958.5       1,003.8     (4.5)%
     expenses
   Interest expense, net                     133.9         153.0    (12.5)%
                                           -------       --------
                                           6,658.0       9,287.1    (28.3)%
Equity method investment earnings             27.5          15.3      79.7%
                                              ----          ----
Income from continuing operations before
  income tax and cumulative effect
  of changes in accounting                   537.9         621.0     (13.4)%
Income taxes                                 129.4         224.7     (42.4)%
                                             -----         -----
Income from continuing operations before
  cumulative effect of changes in accounting 408.5         396.3        3.1%

Income from discontinued operations           68.2          63.2        7.9%
                                              ----          ----
Income before cumulative effect of changes in
  accounting                                 476.7         459.5        3.7%
Cumulative effect of changes in accounting   (11.7)          3.9         N/A
                                             -----         -----         ---
Net income                                  $465.0        $463.4        0.3%
                                            ======        ======

Income per share - basic
  Income from continuing operations          $0.77         $0.75        2.7%
  Income from discontinued operations         0.13          0.12        8.3%
  Cumulative effect of changes in accounting (0.02)         0.01         N/A
                                             -----          ----
  Net income                                 $0.88         $0.88           -
                                             =====         =====

   Weighted average shares outstanding       530.4         528.1         0.4%
                                             =====         =====

Income per share - diluted
  Income from continuing operations          $0.76         $0.74         2.7%
  Income from discontinued operations         0.13          0.12         8.3%
  Cumulative effect of changes in accounting (0.02)         0.01          N/A
                                             -----          ----
  Net income                                 $0.87         $0.87            -
                                             =====         =====

   Weighted average shares and share
      equivalents outstanding                531.7         530.7         0.2%
                                             =====         =====

ConAgra Foods, Inc.

Consolidated Balance Sheets
In millions

ASSETS
                                             November 23,      November 24,
Current assets                                  2003               2002
   Cash and cash equivalents                    $  26.7            $  26.2
   Divestiture proceeds receivable                865.5                  -
   Receivables, less allowance for doubtful
      accounts of $34.7 and $48.9               1,149.6            1,120.4

   Inventories                                  3,235.3            3,283.6
   Prepaid and other current assets               355.3              639.1
   Current assets of discontinued operations      138.4            1,655.8
                                                  -----            -------
      Total current assets                      5,770.8            6,725.1

Property, plant and equipment, net              2,663.2            2,734.6

Goodwill                                        3,811.0            3,811.9

Brands, trademarks and other intangibles, net     825.6              859.2

Other assets                                    1,452.3            1,208.7

 Non-current assets of discontinued operations      8.2              643.5
                                                 ------              -----

   Total assets                               $14,531.1          $15,983.0
                                              =========          =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Notes payable                               $  106.3           $ 586.7
   Current installments of long-term debt         324.1             508.6
   Accounts payable                             1,220.9           1,128.3
   Advances on sales                              225.6             153.4
   Other accrued liabilities                    1,531.3           1,494.2
   Current liabilities of discontinued operations 124.0             897.5
                                                  -----             -----
      Total current liabilities                 3,532.2           4,768.7

Senior long-term debt, excluding current        4,209.0           4,560.1
   installments
Subordinated debt                                 756.9             760.4

Preferred securities of a subsidiary company      175.0             175.0

Other non-current liabilities                     961.2           1,106.0

Non-current liabilities of discontinued operations  0.1              32.1

Common stockholders' equity                     4,896.7           4,580.7
                                                -------           -------

   Total liabilities and stockholders' equity $14,531.1         $15,983.0
                                              =========         =========